UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
On November 3, 2010, the Company’s subsidiary, UEI Hong Kong Private Limited, entered into an agreement to acquire all of the issued shares in the capital of Enson Assets Limited (“Enson”), a limited liability company organized under the Laws of the British Virgin Islands, for total consideration of approximately $125.8 million, in cash and Universal Electronics, Inc. (“UEI”) common stock (the “Acquisition”). The Acquisition was consummated pursuant to a Stock Purchase Agreement, dated as of November 3, 2010, among Universal Electronics Inc., UEI Hong Kong Private Limited and CG International Holdings Limited, a closely-held exempted company incorporated in the Cayman Islands.
The following unaudited pro forma combined condensed balance sheet as of September 30, 2010 and the unaudited pro forma combined condensed income statement for the year ended December 31, 2009 and the nine months ended September 30, 2010 are based on the historical financial statements of UEI and Enson, after adjusting for the effects of the Acquisition, as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements. Certain reclassifications were made to the Enson consolidated financial statements to conform them to UEI’s presentation. In addition, Enson’s consolidated financial statements, from which these pro forma financial statements are derived, were prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board, which did not significantly differ from U.S. GAAP.
The unaudited pro forma combined condensed balance sheet combines UEI’s historical unaudited consolidated balance sheet as of September 30, 2010 with Enson’s historical unaudited consolidated balance sheet as of September 30, 2010. UEI and Enson had different fiscal year ends. Accordingly, the unaudited pro forma combined condensed income statement for the year ended December 31, 2009 combines UEI’s historical audited consolidated income statement for the year ended December 31, 2009 with Enson’s historical audited consolidated income statement for the year ended March 31, 2010. The unaudited pro forma combined condensed income statement for the nine months ended September 30, 2010 combines UEI’s historical unaudited consolidated income statement for the nine months ended September 30, 2010 with Enson’s historical unaudited consolidated income statement based on a consecutive nine month period ended September 30, 2010.
The unaudited combined condensed pro forma balance sheet as of September 30, 2010 is presented as if the Acquisition and the related financing occurred on September 30, 2010. The unaudited pro forma combined condensed income statement for the year ended December 31, 2009 and the unaudited pro forma combined condensed income statement for the nine months ended September 30, 2010 are presented as if the Acquisition and the financing had taken place on January 1, 2009 and January 1, 2010, respectively.
The Acquisition has been accounted for under the acquisition method of accounting. Under the acquisition method of accounting, we are required to measure the identifiable assets acquired and liabilities assumed at their acquisition date fair values, with limited exceptions. Goodwill is recognized as of the acquisition date, and is the excess of the consideration transferred and the net of the acquisition date amounts of identifiable assets acquired and liabilities assumed.
The unaudited pro forma combined condensed financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or income statement in future periods or the results that actually would have been realized had UEI and Enson been a combined company during the respective periods presented. The unaudited pro forma combined condensed financial statements, including the notes thereto, should be read in conjunction with UEI’s historical consolidated financial statements included in its 2009 annual report on Form 10-K filed on March 15, 2010, Current Report on Form 8-K filed on November 4, 2010 and in its Form 10-Q for the nine months ended September 30, 2010 filed on November 9, 2010, as well as Enson’s historical consolidated financial statements included as Exhibit 99.1 in this Current Report on Form 8-K/A.

UNIVERSAL ELECTRONICS INC.
PRO FORMA COMBINED CONDENSED BALANCE SHEET AS OF SEPTEMBER 30, 2010
(In thousands)
(Unaudited)

	Enson		UEI	Proforma		Pro Forma
	(U.S. GAAP)		(U.S. GAAP)	Adjustments	Note 2	Combined
	(HK$) *	(US$)	(US$)	(US$)		(US$)
ASSETS
Current assets:
Cash and cash equivalents	$185,573	$23,939	$23,447	$536	(a)	$47,922
Term deposit	—	—	49,536	(49,536)	(a)	—
Accounts receivable, net	320,944	41,402	57,990	(9,104)	(b)	90,288
Inventories, net	181,275	23,384	44,615	(528)	(b) (c)	67,471
Prepaid expenses and other current assets	4,163	537	1,594	60	(c)	2,191
Income tax receivable	—	—	480	—		480
Deferred income taxes	—	—	2,938	—		2,938

Total current assets	691,955	89,262	180,600	(58,572)		211,290
Property, plant and equipment, net	348,573	44,966	10,913	20,484	(c)	76,363
Goodwill	—	—	13,609	16,466	(d)	30,075
Intangible assets, net	—	—	11,323	25,700	(e)	37,023
Other assets	4,796	619	757	2,662	(c)	4,038
Deferred income taxes	21,847	2,818	7,853	—		10,671

Total assets	$1,067,171	$137,665	$225,055	$6,740		$369,460

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$176,352	$22,750	$30,969	$(9,104)	(b)	$44,615
Accrued sales discounts, rebates and royalties	—	—	6,692	—		6,692
Accrued income taxes	44,499	5,740	—	—		5,740
Accrued compensation	161,134	20,786	5,650	—		26,436
Other accrued expenses	53,146	6,856	6,088	5,874	(f)	18,818
Notes payable	33,845	4,366	—	41,000	(g)	45,366

Total current liabilities	468,976	60,498	49,399	37,770		147,667
Long-term liabilities:
Deferred income taxes	14,687	1,894	159	9,965	(c)	12,018
Income tax payable	—	—	1,348	—		1,348
Notes payable	—	—	—	—		—
Other long-term liabilities	—	—	78	—		78

Total liabilities	483,663	62,392	50,984	47,735		161,111

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	—	—	—		—
Common stock	—	—	193	15	(h)	208
Paid-in capital	82,217	10,606	133,078	20,142	(i)	163,826
Accumulated other comprehensive (loss) income	(528)	(68)	(168)	68	(j)	(168)
Retained earnings	501,819	64,735	130,304	(61,220)	(c) (j)	133,819

	583,508	75,273	263,407	(40,995)		297,685

Less cost of common stock in treasury	—	—	(89,336)	—		(89,336)

Total stockholders’ equity	583,508	75,273	174,071	(40,995)		208,349

Total liabilities and stockholders’ equity	$1,067,171	$137,665	$225,055	$6,740		$369,460

*	The Enson amounts included in the pro forma combined condensed balance sheet were translated into U.S. dollars using an exchange rate of 0.129 U.S. dollars per Hong Kong dollar, which was the representative exchange rate on September 30, 2010.
See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

PRO FORMA COMBINED CONDENSED INCOME STATEMENT
(In thousands, except per share amounts)
(Unaudited)

	Enson		UEI
	(U.S. GAAP)		(U.S. GAAP)
			For the Year
			Ended
	For the Fiscal Year Ended		December 31,	Proforma		Pro Forma
	March 31, 2010		2009	Adjustments	Note 2	Combined
	(HK$) *	(US$)	(US$)	(US$)		(US$)
Net sales	$1,164,233	$150,186	$317,550	$(45,311)	(b)	$422,425
Cost of sales	899,188	115,995	215,938	(42,067)	(b) (k)	289,866

Gross profit	265,045	34,191	101,612	(3,244)		132,559

Research and development expenses	16,363	2,111	8,691	—		10,802
Selling, general and administrative expenses	86,068	11,103	70,974	2,815	(l)	84,892

Operating income	162,614	20,977	21,947	(6,059)		36,865
Interest income(expense), net	412	53	471	(559)	(m)	(35)
Other income (expense), net	26,705	3,445	(241)	—		3,204

Income before provision for income taxes	189,731	24,475	22,177	(6,618)		40,034
Provision for income taxes	(36,994)	(4,772)	(7,502)	(328)	(n)	(12,602)

Net income	$152,737	$19,703	$14,675	$(6,946)		$27,432

Earnings per share:
Basic			$1.07			$1.81

Diluted			$1.05			$1.78

Shares used in computing earnings per share:
Basic			13,667			15,127

Diluted			13,971			15,431

*	The Enson amounts included in the pro forma combined condensed income statement were translated into U.S. dollars using an exchange rate of 0.129 U.S. dollars per Hong Kong dollar, which was the average of the representative exchange rates for twelve months ended March 31, 2010.
See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

PRO FORMA COMBINED CONDENSED INCOME STATEMENT
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010
(In thousands, except per share amounts)
(Unaudited)

	Enson		UEI	Proforma		Pro Forma
	(U.S. GAAP)		(U.S. GAAP)	Adjustments	Notes	Combined
	(HK$) *	(US$)	(US$)	(US$)		(US$)
Net sales	$1,082,669	$139,664	$229,275	$(29,874)	(b)	$339,065
Cost of sales	824,471	106,357	154,068	(27,383)	(b) (k)	233,042

Gross profit	258,198	33,307	75,207	(2,491)		106,023

Research and development expenses	16,455	2,123	7,944	—		10,067
Selling, general and administrative expenses	67,471	8,704	50,694	2,120	(l)	61,518

Operating income	174,272	22,480	16,569	(4,611)		34,438
Interest income (expense), net	892	115	99	(439)	(m)	(225)
Other income, net	7,852	1,013	62	—		1,075

Income before provision for income taxes	183,016	23,608	16,730	(5,050)		35,288
Provision for income taxes	(34,144)	(4,405)	(5,415)	(166)	(n)	(9,986)

Net income	$148,872	$19,203	$11,315	$(5,216)		$25,302

Earnings per share:
Basic			$0.83			$1.68

Diluted			$0.81			$1.65

Shares used in computing earnings per share:
Basic			13,572			15,032

Diluted			13,897			15,357

*	The Enson amounts included in the pro forma combined condensed income statement were translated into U.S. dollars using an exchange rate of 0.129 U.S. dollar per Hong Kong dollar, which was the average of the representative exchange rates for nine months ended September 30, 2010.
See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

Note 1: Preliminary Purchase Price Allocation
The unaudited pro forma combined condensed consolidated financial statements have been prepared to demonstrate the financial effect of the Acquisition of Enson, which was accounted for under the acquisition method of accounting. The aggregate amount of consideration paid by UEI to acquire Enson was $125.8 million in cash and stock. The consideration transferred consisted of $95.0 million in cash and 1,460,000 of newly issued shares of UEI common stock. A total of $5.0 million of the purchase price was held back at the closing to provide for any additional payments required by Enson’s former owners as a result of Enson’s failure to meet both a net asset target and an earnings target.
Under the acquisition method of accounting, the total estimated purchase price was allocated to the Enson net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of November 4, 2010, the Acquisition date. Based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, which are based on estimates and assumptions that are subject to change, the preliminary estimated purchase price is allocated as follows (in thousands):

	Weighted
	Average	Preliminary
	Estimated Lives	Fair Value

Cash & cash equivalents		$20,877
Inventories		23,600
Accounts receivable		36,071
Prepaid expenses and other current assets		2,016
Property, plant and equipment	23 years	68,700
Deferred income taxes		2,980
Other assets		1,426
Interest bearing liabilities		(2,780)
Non-interest bearing liabilities		(69,294)

Net tangible assets acquired		83,596
Customer relationships	10 years	23,300
Trademark and trade name	10 years	2,400
Goodwill		16,466

Total estimated purchase price		$125,762

Prior to the end of the measurement period for finalizing the purchase price allocation, if information becomes available which would indicate adjustments are required to the purchase price allocation, such adjustments will be included in the purchase price allocation retrospectively.
Intangible Assets Subject to Amortization
Of the total estimated purchase price, $83.6 million has been allocated to net tangible assets acquired, and $25.7 million has been allocated to intangible assets acquired. The intangible assets consist of $23.3 million assigned to customer relationships and $2.4 million assigned to trademark and trade name.
The value assigned to Enson’s customer relationships intangible asset was determined utilizing the income approach, discounting the estimated cash flows associated with the existing customers as of the Enson Acquisition date taking into consideration estimated attrition of this existing customer base. UEI expects to amortize the value of Enson’s customer relationships on a straight-line basis over an estimated life of ten years. Amortization of customer relationships is not deductible for tax purposes.

The value assigned to Enson’s trademark and trade name intangible asset was determined utilizing the income approach, discounting the future estimated cash flows associated with the trade mark and trade name. UEI expects to amortize the value of Enson’s trademark and trade name on a straight-line basis over an estimated life of ten years. Amortization of trademark and trade name is not deductible for tax purposes.
Goodwill
Goodwill represents the excess of the cost (purchase price) over the estimated fair value of identifiable tangible and intangible assets acquired. Goodwill from this transaction of $16.5 million will not be amortized, but will be analyzed for impairment at least on an annual basis in accordance with U.S. GAAP. We review our goodwill for impairment annually as of December 31 and whenever events or changes in circumstances indicate that an impairment loss may have occurred. Of the total goodwill recorded, none is expected to be deductible for tax purposes.
The goodwill recognized is attributable to the following value we received from the Acquisition:
•	Enson should increase the Company’s market position in the strategically important consumer electronics market with its historic strength with leading Japanese customers. The Company has not historically been well positioned in this market.

•	Enson currently produces approximately one-third of the Company’s volume, therefore, the Company may decrease third party supplier purchases. In addition, Enson has available manufacturing capacity, which may provide it the ability to increase utilization of its existing factories.

•	The Company may utilize Enson’s in-place management and personnel to assist in implementing its plan to place more operations, logistics, quality, program management, engineering, sales, and marketing personnel in the Asia region.

•	Enson’s full line of remotes, from dedicated to higher-end universal, should assist the Company to further penetrate the growing Asian and Latin American subscription broadcasting markets. The lower subscriber revenue in these markets can cause them to begin with lower-cost dedicated remotes and to later transition to universal remote controls.

•	Acquiring Enson should allow the Company to gain purchasing economies.
Acquisition Costs
We recognized $0.7 million of total acquisition costs related to the Enson transaction in selling, general and administrative expenses during the year ended December 31, 2010. The acquisition costs consisted primarily of legal and investment banking services. Such acquisition costs have not been included in the pro forma combined income statements.
Note 2: Pro Forma Adjustments
Pro forma adjustments are made primarily to reflect the estimated purchase price of the Acquisition, to adjust Enson’s tangible assets, intangible assets and liabilities to a preliminary estimate of the fair values of those assets and liabilities, and to reflect the amortization expense related to the intangible assets.
The specific pro forma adjustments included in the unaudited pro forma financial statements are as follows:
a)	Prior to the acquisition we had a $49.5 million term deposit at Wells Fargo Bank. We elected to liquidate this term deposit account to assist us with the funding of the acquisition. This adjustment is to reflect the liquidation of the term deposit and the payment of $49.0 million in cash towards the purchase consideration.

b)	To eliminate intercompany transactions and balances between Enson and UEI.

c)	To reflect the fair value of assets acquired and liabilities assumed as if the acquisition date was September 30, 2010. The adjustment is equal to the difference between the fair value identified in the valuation (see Note 1) and the net book value at September 30, 2010.

d)	To recognize goodwill of $16.5 million related to the Acquisition.

e)	To reflect the fair value of the customer relationships estimated as $23.3 million and the fair value of the trademark and trade name estimated as $2.4 million.

f)	This adjustment reflects the $5.0 million of the purchase price which was held back at the closing, the accrual of transaction costs and costs associated with the Acquisition of $0.6 million, and the current portion of the deferred tax liability established as a result of the purchase price accounting.

g)	This adjustment adds the $6.0 million withdrawn from our Credit Facility and the $35 million Term Loan balances incurred to fund a portion of the purchase consideration. Related to this acquisition, UEI amended and restated its existing credit agreement with U.S. Bank. The amendments added a new $35 million secured Term Loan for the purpose of financing a portion of the Acquisition. In addition, UEI’s existing $15 million unsecured Credit Facility was increased to $20 million and the expiration date was extended from October 31, 2011 to November 1, 2012. Under the Term Loan, UEI may elect to pay interest based on the bank’s prime rate or LIBOR plus a fixed margin of 1.5%. The Term Loan maturity is November 1, 2011.

h)	To adjust the common stock balance for the 1,460,000 shares of UEI common stock issued in connection with the Acquisition. Such shares were valued based on the average of the high and low trades of UEI common stock on November 4, 2010.

i)	To eliminate Enson’s paid-in capital of $10.6 million and to reflect the issuance of 1,460,000 shares of common stock valued at $30.7 million in connection with the Acquisition.

j)	To eliminate Enson’s other comprehensive income and retained earnings.

k)	To reflect the depreciation effects caused by the purchase accounting fair value adjustments to property, plant and equipment, net, which amounted to $0.9 million and $0.7 million for the twelve months ended December 31, 2009 and nine months ended September 30, 2010, respectively. In addition, to reflect the cost of goods sold effect of the write-up of inventories, net to fair value of $1.6 million as a result of the purchase accounting for the twelve months ended December 31, 2009 and the nine months ended September 30, 2010.

l)	To reflect the amortization of intangible assets acquired of $1.9 million and $2.6 million for the nine months ended September 30, 2010 and the twelve months ended December 31, 2009, respectively. To reflect the depreciation effects caused by the purchase accounting fair value adjustments to property, plant and equipment, net.

m)	To record the interest expense related to the US Bank Term Loan and secured Credit Facility which was obtained for the purpose of funding the Acquisition. This interest expense adjustment for the Term Loan was calculated assuming the minimum required principle payments were made in accordance with the agreement and utilizing the interest rate in effect at the Acquisition date (1.8%). The balance on the secured Credit Facility was outstanding for 37 days, as the balance was paid in full on December 10, 2010. The interest expense adjustment for the secured Credit Facility was the actual interest expense incurred.

n)	To reflect the effect of the pro forma income statement adjustments on the provision for income taxes. The recognized intangible assets are not expected to be deductible for tax purposes; however we have included some tax effects with this adjustment for the amortization of the deferred tax liability associated with the acquisition.

The unaudited pro forma combined condensed consolidated financial statements do not include adjustments for liabilities related to business integration activities related to the Acquisition, as management is in the process of assessing what, if any, future actions are necessary. However, liabilities ultimately may be recorded for costs associated with business integration activities related to the Acquisition in our consolidated financial statements.
UEI has not identified any material pre-Acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated.